EXHIBIT 5.1 and 23.2

[ROPES & GRAY LLP LETTERHEAD]

February 23, 2004

Boston Life Sciences, Inc.

20 Newbury Street

Boston, Massachusetts 02116

Re: Boston Life Sciences, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-3 (the “Abbreviated Registration Statement”) filed today with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which registration statement incorporates by reference the contents of a registration statement on Form S-3 (File No. 333-112123) filed by Boston Life Sciences, Inc., a Delaware corporation (the “Company”), with the Commission on January 22, 2004 and declared effective on February 12, 2004 (the “Initial Registration Statement”), for the registration of an additional 2,107,554 shares of Common Stock, $.01 par value, of the Company issuable upon the conversion of 800 shares of the Company’s Series E Cumulative Convertible Preferred Stock (the “Preferred Stock”), upon the exercise of the Company’s Warrant Nos. BLSI-PEW-1 through BLSI-PEW-93 (the “Warrants”) or in payment of dividends on the Preferred Stock.

The Common Stock issuable upon conversion of the Preferred Stock is referred to herein as the “Conversion Shares,” the Common Stock issuable upon exercise of the Warrants is referred to herein as the “Warrant Shares” and the Common Stock issuable in payment of dividends on the Preferred Stock is referred to herein as the “Dividend Shares.” The Conversion Shares, Warrant Shares and Dividend Shares are referred to as the “Registrable Shares.”

We have acted as counsel for the Company in connection with its issuance and sale of the Preferred Stock and the Warrants. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution, and the reported cases interpreting those laws. We have assumed that no issuance of the Registrable Securities will result in the issuance by the Company of shares in excess of its authorized Common Stock and that the consideration received by the Company for such shares will not be less than the par value thereof. With respect to the Dividend Shares, we have also assumed that any such shares will be issued pursuant to a dividend declared by the Company in accordance with its Certificate of Incorporation and applicable law.

Based upon and subject to the foregoing, we are of the opinion that the Registrable Shares have been duly authorized and:

1. When the Conversion Shares are issued out of the Company’s duly authorized Common Stock upon conversion of the Preferred Stock in accordance with the Company’s Certificate of Incorporation, the Conversion Shares will be validly issued, fully paid and non-assessable.

2. When the Warrant Shares are issued out of the Company’s duly authorized Common Stock upon exercise of and pursuant to the provisions of the Warrants and the Company has received the consideration therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

3. When the Dividend Shares are issued out of the Company’s duly authorized Common Stock in accordance with the Company’s Certificate of Incorporation, the Dividend Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Abbreviated Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Initial Registration Statement and incorporated by reference in the Abbreviated Registration Statement.

This opinion may be used only in connection with the offer and sale of the Registrable Shares while the Abbreviated Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP